Executed Copy

Exhibit 10.21

Zephyr Insurance Company, Inc.

A HAWAII CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of April 2, 2018 by and between ZEPHR INSURANCE COMPANY, INC., Hawaii corporation, and any of its parent or subsidiary companies (collectively, the “Company”), and TIM JOHNS (the, “Executive”).

RECITALS

1.	The Company is engaged in the insurance and financial services industry.
2.	The Executive has the requisite experience to assist with the operation of the Insurance Entity.
3.	The Executive. while assisting with the operation of the Company will obtain intimate knowledge of the business plan and modeling for the Company.
4.	The Executive will be the President and Chief Executive Officer of Zephyr Insurance Company, Inc., a Hawaii corporation and wholly owned subsidiary of the Company ("ZIC").
5.	The Executive. in his duties. will come to possess intimate knowledge of the business and affairs of the Company and its Subsidiaries their policies, methods and personnel.
6.

The Board of Directors (the "Board") of the Company recognizes that the Executive's contribution. as the President and Chief Executive Officer of Zephyr Insurance Company, to the growth and success of the Company and its Subsidiaries will be substantial and desires to assure the Company of the Executive's employment in an executive capacity and to compensate him, therefore.

7.	The Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company and its Subsidiaries.
8.	The Executive is willing to make his services available to the Company and its Subsidiaries on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE. in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

Section I. Term and Duties

1.

Term of Employment. The Company shall continue to employ the Executive and the Executive shall continue to serve the Company, at will and on the terms and condition set forth herein, unless terminated as hereinafter set forth, or as mutually agreed to by the parties.

2.

Duties of Executive. The Executive shall serve as President and Chief Executive Officer of Zephyr Insurance Company and shall perform the duties of an executive commensurate with such position, shall diligently perform all services as may be reasonably designated by the Board and shall exercise such power and authority as is necessary and customary to the performance of such duties and services. The Executive shall devote his services on a fulltime basis to the business and affairs of the Company and the Subsidiaries.

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Section IL Compensation and Benefits

1.

Base Salary. The Executive shall receive an initial base salary at the annual rate of $300,000. Such salary shall be reviewed on an annual basis. The base salary shall be payable in substantially equal installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes.

2.	Other Duties. If Employee is elected or appointed a director or an officer of Employer or of any subsidiary or affiliate of Employer he shall serve such duties without additional compensation.
3.

Additional Compensation. During the employment term, Executive shall participate in the Company's Incentive Compensation Plan, as determined by the Board of Directors. The Company may also in its sole discretion, award equity in the form of Common Stock or Restricted Stock Units.

4.

Expense Reimbursement. During the employment term, the Company, upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executives, shall reimburse the Executive for all expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company and the Subsidiaries, including expenses for travel.

5.

Additional Employee Benefits. Subject to the terms and conditions of the Company's benefit plans, the Company shall provide Employee with the same benefits provided to other Employee employees. The specific terms and conditions and eligibility, premium and other contribution requirements are set forth in Exhibit B, SUMMARY OF EMPLOYEE BENEFITS.

6.

Working Facilities. During the employment term, the Company shall furnish the Executive with an office, parking and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

Section III. Termination.

1.

At Will Employee. Notwithstanding anything contained in this Agreement to the contrary, Executive is an at will employee and may be terminated by the Company for any reason as determined by the Company in its sole discretion. The term of employment shall terminate upon the earliest to occur of(i) the Executive's death, (ii) a termination by the Company with or without Cause, (iii) a termination by Executive with or without Good Reason or (iv) expiration of the term of this Agreement.

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(a)

Upon termination by the Executive without Good Reason or expiration of the term of this Agreement, Executive shall be entitled to (1) the Executive's annual base salary as in effect immediately prior to the termination date for a period of ninety (90) days according to the Company's payroll practice subject to applicable withholding taxes and (2) continuation of the health benefits provided to Executive and his covered dependents under the Company health plans as in effect from time to time after the date of such termination at the same cost applicable to active employees until the earlier of: (A) the date that is ninety (90) days after such termination date. or (B) the date Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA

(b)	Upon termination by the Company for Cause, Executive shall be entitled only to the Accrued Obligations.
2.

Voluntary. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Executive for any reason by giving no less than 90 days’ notice. The Company shall not be responsible for any further compensation of any kind to the Executive beyond 90 days from the date the Executive provides notice of his intent to terminate his employment.

Section IV. Restrictive Covenants

1.

Confidentiality/Non-Disclosure. "Confidential Information" shall mean any intellectual property, information, or trade secrets (whether or not specifically labeled or identified as "confidential" or "private"), in any form or medium, that is disclosed to, or developed or learned by, the Executive, and that relates to the business plan, underwriting, products, services, research, or development of or by the Company or its Subsidiaries, suppliers, distributors, customers, investors, partners, and/or other business associates, and that has not become publicly known. Confidential Information includes, but is not limited to, the following:

a.

Internal business information (including but not limited to information relating to strategy, staffing, financial data, training, marketing promotional and sales plans and practices, costs, bidding activities and strategies. rate and pricing structures, and accounting and business methods);

b.

Identities of, negotiations with, individual requirements of, specific contractual arrangements with, and information about, the Company's or its Subsidiaries' suppliers, distributors, customers, investors, partners and/or other business associates, their contact Information, and their confidential information;

c.

Compilations of data and analyses, underwriting process and parameters, material processes, technical data, specific program information, trade or industrial practices, computer programs, formulae, systems, research, records, reports, manuals, documentation, customer and supplier lists, data and databases relating thereto, and technology and methodology regarding specific projects; and

d.

Intellectual Property not generally available to the public, or published by the Company or its Subsidiaries. "Intellectual Property," or "IP," shall mean (1) inventions or devices, whether patentable or not; (2) original works of authorship produced by or on behalf of the Company or its Subsidiaries; (3) trade secrets; (4) know-how; (5) customer lists and confidential information; and (6) any other intangible property protectable under federal, state or foreign law. Other examples of Intellectual Property include, but are not limited to, patent applications, patents, copyrighted works, technical data, computer software, knowledge of suppliers or business partnerships, documentation, processes, and methods and results of research.

2.	Acknowledgements.
a.

The Executive acknowledges and agrees with the representations of the Company that Confidential Information and IP is proprietary and valuable to the Company, and that any disclosure or unauthorized use thereof may cause irreparable harm and loss to the Company. It is further acknowledged by the Executive that if the general public or competitors (now existing or to be created in the future) learn of these ongoing discussions and negotiations with potential investors as a result of the Executive's failure to comply hereunder, irreparable harm and substantial financial loss may occur to the Company's, the Insurance Entity or other Subsidiary's viability and future revenues. The Executive acknowledges and agrees that the knowledge and experience the Executive shall acquire by virtue of employment by the Company during the employment term is of a special, unique and

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extraordinary character and that such position allows the Executive access to Confidential Information and Intellectual Property.
b.

The Executive acknowledges and agrees that (a) the nature and periods of restrictions imposed by the covenants contained in this Agreement ere fair, reasonable and necessary to protect and preserve for the Company and its Subsidiaries their viability and future revenues; the Company or its Subsidiaries would sustain great and irreparable loss and damage if the Executive were to breach any of such covenants set forth herein; (c) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering into this Agreement. The Executive acknowledges and agrees this Agreement is binding on the Executive's heirs, executors, successors, administrators, representatives and agents.

c.

The Executive agrees to receive and to treat Confidential information and the knowledge of IP on a confidential and restricted basis and to undertake the following additional obligation with respect thereto:

i.

To use the Confidential Information for the singular purpose of benefiting the Company and its Subsidiaries, and specifically not use the Company's and its Subsidiaries' customer or prospective customer data to conduct marketing, or otherwise undertake personal contacts, to solicit, divert or appropriate customers or prospective customers of the Company or its Subsidiaries, whether for the benefit of the Executive or any Person;

ii.

Not to disclose Confidential Information, except to the extent the Executive is required to disclose or use such Confidential Information in the performance of the Executive's assigned duties for the Company or its Subsidiaries, to any Person without the prior express written consent of the Board of Directors of the Company;

iii.

To tender all Confidential Information to the Company, and destroy any of the Executive's additional notes or records made from such Confidential Information, immediately upon request by the Company or upon termination of this Agreement

iv.

To promptly disclose and assign any right, title and interest to the Company all IP authored, made, conceived or actually reduced to practice, alone or jointly with others, (a) while performing duties for the Company or its Subsidiaries, or (b) during the employment term of this Agreement, or ( c) which results or is suggested by any work done for or at the request of the Company or its Subsidiaries, or(d) which was aided by the use of trade secret information, whether or not during working hours and regardless of location;

v.	To use best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss, misappropriation and theft;
vi.	Immediately notify the Board of Directors of the Company of any breach of this Agreement; and
vii.

Assist the Company or its Subsidiaries, both during and after the termination of this Agreement, in obtaining and enforcing any legal rights in IP of the Company or its Subsidiaries, or assigned or to be assigned by the Executive to the Company or its Subsidiaries.

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3.

Non-Solicitation. For a period of two years after the Executive leaves the employment of the Company, the Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, attempt to employ, divert away an employee, or enter into any contractual arrangement with any employee or former employee, of the Company or its Subsidiaries, unless such employee or former employee has not been employed by the Company or its Subsidiaries for a period in excess of one (1) year.

4.

Non-Compete. During the Restricted Period, the Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, work for or consult with any residential wind only insurance companies located in Hawaii. The "Restricted Period" shall mean a two (2) year period immediately after the Executive's employment with the Company.

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Section V. Miscellaneous

1.

Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any party or circumstance is held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction  such  provision  shall  been forced  to  the  maximum extent permissible so as to effect the intent of the parties hereto, and such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal, invalid or unenforceable for any reason whatsoever, and cannot be reformed, such illegal, invalid or unenforceable provision shall be deemed severed here from and shall not affect the validity, legality or enforceability of the remainder of this Agreement.

2.

Books and Records. All books, records, accounts and similar repositories of Confidential Information of the Company and its Subsidiaries, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company and its Subsidiaries on termination of this Agreement or on the Board1s request at any time.

3.

Survival. The restrictions and obligations of this Section IV shall survive any expiration, termination, or cancellation of the employment term of this Agreement and shall continue to bind the Executive and the Executive's respective heirs, executors, successors, administrators, representatives and agents.

4.

Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term “the Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect, subject to the provisions of Paragraph 6 hereof.

5.

Binding Effect. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns. The obligations of Company and the Subsidiaries to Executive are joint and several. All provisions of this Agreement are specifically enforceable by the Subsidiaries in addition to Company. Each of the Subsidiaries shall be considered a third party beneficiary under the provisions of this Agreement.

6.

Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of Paragraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

7.	Further Assurances. At any time, and from time to time, each party will take such action es may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

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8.

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

9.

Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.,

10.	Assignment. This Agreement may not be assigned by the Executive, and may not be assigned by the Company except es described in above.
11.

Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Hawaii, without giving effect to the application of the principles pertaining to conflicts of laws.

12.

Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

13.

Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

14.

Venue. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit, action or proceeding seeking equitable remedies with respect to this Agreement shall be brought in the courts of the State of Hawaii. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.

15.

Arbitration. The parties agree that all disputes related to this Agreement, other than disputes seeking equitable remedies, shall be submitted to arbitration in Honolulu, Hawaii pursuant to the rules of the American Arbitration Association.

16.

Equitable Remedy. The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees to oppose the aggrieved party's request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

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17.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.
18.

Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the parties at the address first stated herein, or to such other address as either party hereto shall from time to time designate.

19.	Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to terms in Exhibit A attached hereto.

Agreed to by:

Heritage Insurance Holdings, Inc.

By: /s/ BRUCE T LUCAS

Bruce, Lucas, CEO

By: /s/ TIMOTHY E JOHNS

Tim Johns

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Exhibit A - Definitions

"Accrued Obligations,, means all accrued but unpaid base salary through the end of the term of employment; any unpaid or unreimbursed expenses incurred in accordance with Company policy; any benefits provided under the Company's employee benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant; any unpaid bonus in respect to any completed fiscal year that has ended on or prior to the end of the term of employment; and rights to indemnification by virtue of the Executive's position as an officer or director of the Company or its subsidiaries and the benefits under any directors' and officers' liability insurance policy maintained by the Company, in accordance with its terms thereof.

"Cause" means a conviction of the Executive, or a plea of nolo contendere, to a felony; or willful misconduct or gross negligence by the Executive conduct by the Executive causing material economic harm to the Company; or a failure by the Executive to carry out the reasonable and lawful directions of the Board of Directors or the Executive's supervisor; or fraud, embezzlement, theft or dishonesty by the Executive against the Company or any Affiliate of the Company, or a violation by the Executive of a policy or procedure of the Company or any Affiliate; or a breach by the Executive of the Agreement.

"COBRA,, means the Consolidated Omnibus Budget Reconciliation Act of 198S, as amended from time to time.

"Good Reason" means any action by the Company that results in a material diminution in the Executive's position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive.

"Person" means an individual, a partnership, a limited liability company, a corporation (whether or not for profit), an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fun any other business entity and a governmental entity or any department, agency or political subdivision thereof.

"ZAC' means Zephyr Acquisition Company, a Hawaii corporation.

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Exhibit 10.21

(Exhibit B)

ZEPHYR INSURANCE COMPANY

SUMMARY OF EMPLOYEE BENEFITS

Health Plans: Zephyr offers a choice between Kaiser Permanente and two HMSA plans (HMSA Preferred Provider and HMSA Health Plan Hawaii). We pay 100% of the Insurance premiums for our employees and subsidize for dependents.

Dental Plans: Zephyr offers HDS (Hawaii Dental Service) coverage In conjunction with both Kaiser and HMSA medical plans.

Complementary Health Care Services: Zephyr offers coverage for Chiropractic Services, Acupuncture, and Massage Therapy and pays 100% of the premium cost.

Basic Life, AD&D, LTD and STD Insurance: Basic Life, AD&D, Long Term Disability and Short Term Disability Insurance premiums are 100% paid by the Company. All regular full time employees working at least 20 hours per week will receive Basic Life/AD&D Insurance with the benefit amount equal to 1.5 times your annual salary. Employees must meet eligibility requirements prior to enrollment.

Additional Life: Employees are offered the option to purchase Additional Life Insurance for you and your Spouse/Child.

Supplemental Insurance: A variety of supplemental Insurance products are offered to employees through AFLAC Including coverage for Accident, Cancer, Life, Personal Sickness, and Hospital Intensive Care. These premiums are all 100% employee-paid and are deducted via automatic payroll deduction. The fact that most are pre-tax Items does make these options more affordable.

Flexible Spending Plan: Employees may enroll Into this plan that allows you to direct a part of your pay, on a pretax basis, Into a special account that can be used throughout the year to reimburse yourself for certain our-of-pocket health care and dependent care expenses.

Employee Assistance Program (EAP): This web based service can be accessed by all employees and their family. This on-line EAP offers resources and Information for Issues such as Mental Health and Well-Being, Personal and Professional Issues, Relationships, Substance Abuse, Family Life, Dally Stress, and Self Improvement.

401k Plan: Employees may participate In the 401k plan upon completing 6 months of employment zephyr's matching contribution to employee's 401k plan will be 100% (dollar for dollar) of the first 6% of compensation employees defer to their Plan.

Incentive Compensation Program (ICP): At the discretion of the Board of Directors and based on the planned operating results of the company and each individual employee's performance, an ICP may be awarded to employees of Zephyr Insurance Company.

Paid Time Off (PTO): Employees who are beyond their Initial year of employment and are employed by the Company as of December 31of the previous year will be eligible for PTO in the current year according to the following schedule:

Years of Service	Annual PTO Allowed
4 years or less	18 days
5-9 years	23 days
10-15 years	28 days
16 years or more	33 days

Holidays: All employees will be given the day off with pay for the nine (9) standard holidays observed by the Company. In addition to one (1) floating holiday per year.